UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August  14, 2008

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                  Creation of a Direct Financial Obligation or an Obligation under an Off -Balance sheet Arrangement of a Registrant.

As of August 14, our outstanding borrowings under the revolving credit component of  our credit facility were $37 million.  As of August 19, the outstanding amount was $35.3 million

Based on our leverage ratio as defined in our credit facility,   the interest rate on our outstanding borrowings under our credit facility increased by 75 basis points effective August 11, 2008.

Item 8.01.                  Other Events.

We have advised our bank lenders that we are in breach of the leverage ratio, the fixed charge coverage ratio and the tangible net worth covenants of our credit facility.  We have discussed our noncompliance with our bank  lenders and are working to restructure our credit facility.  Our lenders have continued to honor our draws under the credit facility.  Although we are waiting for credit committee approvals and documentation, which may take a week or more to resolve, we believe our lenders will increase  our revolving credit line from $40 million to $55 million.  We also believe they will want to terminate the term component of our credit facility, which we have not used.  We anticipate that they will forebear from exercising any rights under our credit facility as a result of our breach for a period of 90 days from the date of the amendment, during which time they will consider a new, long-term arrangement with us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: August 20, 2008	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President and Chief Executive Officer